Exhibit 99.1

December 15, 2016

Dear Beneficial Owner,

The purpose of this letter is to:

•	notify you of the completion of the Plan of Liquidation of Rancon Realty Fund V, a California limited partnership (“Rancon V”) and termination of the Rancon Realty Fund Liquidating Trust that was formed as part of that Plan of Liquidation (the “Liquidating Trust” or “Trust”);
•	provide you with your final distribution from the Liquidating Trust; and
•	inform you of the limited future correspondence you will receive from the Liquidating Trust following its termination.

COMPLETION OF PLAN OF LIQUIDATION; TERMINATION OF LIQUIDATING TRUST

In early 2015, Rancon V completed the sale of all of its properties pursuant to the Plan of Liquidation previously approved by the Limited Partners. As authorized by the Plan of Liquidation, Rancon V transferred all of its remaining assets to the Liquidating Trust in August 2015 and Rancon V was dissolved. Investors who were Limited Partners of Rancon V became Beneficiaries who hold beneficial interests in the Trust (“Beneficial Interests”).

The purpose of the Liquidating Trust has been to provide for the orderly liquidation of the assets transferred to it by Rancon V, to pay the liabilities of Rancon V and the expenses of administering the Trust, and to make liquidating distributions to the Beneficiaries in accordance with their Beneficial Interests, all in accordance with the Liquidating Trust Agreement governing the Liquidated Trust, dated July 29, 2015 (the “Trust Agreement”). Since the Trust Agreement was adopted, it has been amended two times: the fist time to clarify the assets that were transferred to the Liquidating Trust by Rancon V, and the second time to clarify that the Liquidating Trust continues to exist after its termination for the limited purpose of winding up its affairs, discharging its remaining obligations and disposing of its remaining assets (including amounts distributable to Beneficiaries who cannot be located).

The distribution which accompanies this letter is the final distribution by the Liquidating Trust of trust property to the Beneficiaries. The Trust Agreement provides that the Liquidating Trust is terminated on a date determined by the Trustee after such final distribution (the “Termination Date”). Consequently, the Trustee has determined that the Termination Date for the Liquidating Trust is December 15, 2016.

Final Distribution from the Liquidating Trust

In December 2015, the Liquidating Trust made its first distribution to Beneficiaries in the aggregate amount of $19,500,000. That distribution was primarily from the proceeds of the sale of Rancon V’s properties in 2015.

Enclosed with this letter is your second and final distribution from the Liquidating Trust. The aggregate amount being distributed to the Beneficiaries in this final distribution from the Liquidating Trust is $3,253,925. This is the final distribution to the Beneficiaries from the Trust, and the Trust will be terminated as of immediately following this final distribution.

The following chart summarizes the assets of the Trust, the estimated remaining expenses of administering the Trust after its termination (which include fees payable to service providers for post-termination work and a reserve to cover any unknown claims) (collectively, “Post-Termination Expenses”), and the total amount of cash being distributed to the Beneficiaries:

Total cash on hand	$3,727,433
Post-Termination Expenses*	(474,138)
Total amount being distributed to Beneficiaries	$3,253,295

*If actual Post-Termination Expenses are less than this amount, the surplus will be donated to a charity selected by the Trustee that is not affiliated with the Trustee, its officers or directors, or any of the family members of such officers or directors.

261 Boeing Court

Livermore, California 94551

Toll-free 888.909.7774 Fax 925.371.0167

You are receiving your final distribution either in the form of a Distribution Check (on blue check stock) or a Payment Advice (printed in black ink and sent if your distribution is going to another account, such as an IRA, or a payee such as a bank or brokerage firm). You can see where your distribution was sent by looking in the upper right hand corner of your Payment Advice.

If your distribution is in the form of a check, we encourage you to deposit it before the 90-day expiration date. Beginning in July 2017, all unclaimed funds will be sent to the State Controller’s Office/Unclaimed Property Office of your state of residence, in accordance with the applicable rules and regulations pertaining to unclaimed property. If the funds are transferred to the State Controller’s Office/Unclaimed Property Office, you will be required to submit a claim to them in accordance with the provisions of the state Code of Civil Procedure in order to receive the funds.

Future Correspondence

Earlier this year, each Beneficiary was sent A) a final Form 1065, Schedule K-1 for the portion of the tax year 2015 that the Rancon V partnership was in existence, and B) a Beneficiary/Grantor Trust Tax Information Form for the balance of the 2015 tax year for the Liquidating Trust.

In the first quarter of 2017, Beneficiaries will be sent only a statement of information for the 2016 tax year for the Liquidating Trust – you will not be sent a K-1 because Rancon V did not operate as a partnership in 2016. We do not expect any additional correspondence to be sent to Beneficiaries after the Beneficiary/Grantor Trust Tax Information Form is mailed.

If you have questions or need additional information, please be certain to contact Investor Services, toll free at 888.909.7774.

Sincerely,

Dan Stephenson	Jeff Henrich
Chairman, Rancon Financial Corporation	Preferred Partnership Services, Inc.
In its capacity as Trustee of the Liquidating Trust

Note: Certain statements contained in this letter may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, in particular, statements about future events and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual events to differ materially from those anticipated. Investors are referred to the risk factors disclosed under the caption “Risk Factors” in our Proxy Consent Solicitation Statement dated April 21, 2014. Forward-looking statements are not intended to be a guaranty of future events. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “possible,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Neither the Liquidating Trust nor its Trustee makes any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. Actual events could differ materially from any forward-looking statements contained in this letter. This letter is neither an offer of nor a solicitation to purchase securities.